SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (D) Of The Securities Exchange Act Of 1934

                                                           Date of Report (Date of earliest event reported): November 13, 2009

Alaska Pacific Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Alaska	0-26003	92-0167101
State or other jurisdiction	Commission	I.R.S. Employer
of incorporation	File Number	Identification No.

2094 Jordan Avenue, Juneau, Alaska		99801
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code): (907) 789-4844

Not Applicable
(Former name or former address, if changed since last report)

                                                           Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.133-4(c))

Item 2.02 Results of Operations and Financial Condition

On November 13, 2009, Alaska Pacific Bancshares, Inc. issued its earnings release for the quarter ended September 30, 2009. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1 Press Release of Alaska Pacific Bancshares, Inc. November 13, 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ALASKA PACIFIC BANCSHARES, INC.

DATE: November 13, 2009	By:	/s/Julie M. Pierce
Senior Vice President and
Chief Financial Officer

Exhibit 99.1

News Release
For Immediate Release

ALASKA PACIFIC BANCSHARES, INC. REPORTS
THIRD QUARTER RESULTS FOR 2009

JUNEAU, Alaska, November 13, 2009 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today announced its third quarter results for the period ended September 30, 2009. Net loss not including preferred stock dividend and discount accretion for the third quarter of 2009 was $465,000. After preferred stock dividend and discount accretion of $75,000, net loss available to common shareholders for the third quarter of 2009 was $540,000, or $(0.83) per diluted share. This compares to a net loss for the third quarter ended September 30, 2008 of $672,000, or $(1.03) per diluted share. The losses in the quarters ended September 30, 2009 and 2008 were primarily attributable to a provision for loan losses of $903,000 and $1.4 million respectively.

“The loss for third quarter follows profitable first and second quarters, which were more in line with the day to day operations of the Bank,” stated Craig E. Dahl, President & CEO. “The provision for loan losses for the third quarter of 2009 reflects further write-downs associated with two of the out-of-market loans that have been identified and discussed in previous periods. We also had two loans to retail businesses in Juneau that had been classified for an extended period finally resulting in the closure of both businesses. Each of the out-of-market participation loans has been, and is being, addressed methodically by the group of participating banks which must work through the legal process of collection or foreclosure, if that is the ultimate solution. While we are optimistic that there may be recoveries from these loans in future periods, we need to recognize current market conditions and follow the prescribed accounting treatment as information becomes available. We still have very low delinquencies in our core business market area of Southeast Alaska, and continue to be confident in the overall core business of the Bank.”

Mortgage banking income decreased $140,000 (63.4%) for the third quarter of 2009 compared to the quarter ended June 30, 2009 and increased $35,000 (76.1%) from the quarter ended September 30, 2008. The increase in mortgage banking income during the third quarter of 2009 compared to 2008 was associated with low interest rate refinancing. Other noninterest income for the third quarter of 2009 decreased $1,000 (0.3%) from June 30, 2009 and increased $43,000 (16.0%) from the quarter ended September 30, 2008. The increase in other noninterest income over the comparable period in the prior year was primarily attributable to document preparation fee income and service charges on demand deposit accounts.

Noninterest expense for the third quarter of 2009 decreased $12,000 (0.5%) from June 30, 2009 and increased $34,000 (1.5%) from the quarter ended September 30, 2008. The increase in expense in the third quarter of 2009 compared to the third quarter of 2008 is primarily related to an increase in FDIC assessments. During the quarter ended September 30, 2009 our FDIC assessment was $159,000 compared to $7,000 for the comparable period in 2008.

Our provision for loan losses increased $813,000 for the quarter ended September 30, 2009 compared to the quarter ended June 30, 2009 and decreased $523,000 compared to the quarter ended September 30, 2008. The allowance for loan losses at September 30, 2009 was $1.5 million, representing 0.9% of total loans outstanding and 19.8% of non-performing assets. Total non-accrual loans were $6.3 million at September 30, 2009 compared with $7.2 million at June 30, 2009 and $7.1 million at September 30, 2008. In addition, the Bank’s other real estate owned and repossessed assets were $1.3 million at September 30, 2009 compared to $69,000 at June 30, 2009 and $362,000 at September 30, 2008. There was a $2.3 million net loan chargeoff for the quarter ended September 30, 2009 compared to a $20,000 net loan recovery for the quarter ended June 30, 2009 and $244,000 net loan chargeoff for the quarter ended September 30, 2008.

Interest income decreased $617,000 (20.1%) to $2.4 million for the third quarter of 2009 compared to the third quarter of 2008, reflecting a 7.5% decrease in average loans in addition to a declining yield on loans and other earning assets. The net interest margin on average earning assets for the third quarter of 2009 was 4.74% in 2009 compared with 4.81% in the third quarter of 2008.

Loans (excluding loans held for sale) were $161.8 million at September 30, 2009, a decrease of $5.9 million, or 3.5% from June 30, 2009, and a decrease of $12.6 million, or 7.2% from September 30, 2008. Deposits at September 30, 2009, were $152.4 million, a $360,000 (0.2%) decrease from June 30, 2009, and a $25 million (14.1%) decrease from September 30, 2008. The decrease in deposits as of the third quarter 2009 compared to the balance as of third quarter 2008 is primarily related to a decline in certificates of deposit (“CDs”) due to a decline in deposits from a public entity under a CD program for qualified Alaskan financial institutions. There were no CDs under this program at September 30, 2009 and $15 million at September 30, 2008.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or write-down assets; interest rate fluctuations; economic conditions in the Company’s primary market area and other market areas where the collateral for our loans is located; demand for residential, commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technological factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

Contact: Julie M. Pierce		Craig E. Dahl
Senior Vice President and CFO	or	President and CEO
907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Third Quarter 2009
(dollars in thousands, except per-share amounts)

	September 30,	June 30,	September 30,
	2009	2009	2008

Condensed Statement of Operations:
Interest income	$2,447	$2,593	$3,064
Interest expense	427	523	798

Net interest income	2,020	2,070	2,266
Provision for loan losses	903	90	1,426
Mortgage banking income	81	221	46
Other noninterest income	311	312	268
Noninterest expense	2,268	2,280	2,234

Net income (loss) before income tax	(759)	233	(1,080)
Provision (benefit) for income tax	(294)	93	(408)
Net income (loss)	$(465)	140	$(672)

Preferred stock dividend and discount
accretion
Preferred stock dividend	60	59	-
Preferred stock discount accretion	15	15	-

Net income (loss) available to common
shareholders	$(540)	$66	$(672)

Earnings (loss) per share:
Basic	$(0.83)	$0.10	$(1.03)
Diluted	$(0.83)	$0.10	$(1.03)
Performance Ratios:
Return on average equity	(8.84)%	2.63%	(15.28%)
Return on average assets	(1.01)	0.30	(1.35)
Yield on average interest-earning assets	5.74	5.94	6.50
Cost of average interest-bearing
liabilities	1.35	1.55	2.21
Interest rate spread	4.39	4.39	4.29
Net interest margin on:
Average interest-earning assets	4.74	4.74	4.81
Average total assets	4.39	4.45	4.54
Efficiency ratio (a)	97.30	95.72	88.16
Average balances:
Loans	$165,220	$168,908	$178,625
Interest-earning assets	170,513	174,711	188,504
Assets	184,036	186,013	199,602
Interest-bearing deposits	119,220	117,823	132,200
Total deposits	149,949	143,390	163,553
Interest-bearing liabilities	126,948	135,306	144,314
Shareholders' equity	21,051	21,257	17,592
Average shares outstanding:
Basic	654,486	654,486	650,428
Diluted	654,486	654,486	650,428

	September 30,	June 30,	September 30,
	2009	2009	2008

Balance sheet data:
Total assets	$181,505	$187,449	$206,436
Loans, before allowance	161,826	167,694	174,380
Loans held for sale	320	793	1,608
Investment securities	2,721	2,883	3,316
Total deposits	152,355	152,715	177,320
Federal Home Loan Bank advances	7,005	10,177	10,391
Shareholders' equity	20,798	21,304	17,235

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$24.47	$25.25	$26.33

Asset quality:
Allowance for loan losses	$1,468	$2,864	$4,746
Allowance as a percent of loans	0.91%	1.71%	2.72%
Nonaccrual loans	$6,254	$7,170	$7,067
Total nonperforming assets	7,509	7,239	7,429
Impaired loans	11,622	15,257	14,645
Estimated specific reserves for impairment	393	1,614	3,218
Net charge offs (recoveries) for quarter	2,298	(20)	244
Net charge offs (recoveries) YTD	2,273	(25)	243
Other real estate owned and repossessed	1,255	69	362
assets

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.
(b)	Excludes treasury stock.